Exhibit 99.1
Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191

CONTACT: David E. Fountain, Chief Financial Officer (571) 382-1333

Matt Brusch, Director of Communications (571) 382-1048

Tier Reports Fiscal 2005 Third Quarter Results

Revenues Increase 22% to Record $49.6 Million

RESTON, Va., August 4, 2005 – Tier Technologies, Inc. (Nasdaq: TIER), a leading provider of transaction processing and packaged software and systems integration solutions for public sector clients, today announced results for its fiscal third quarter ended June 30, 2005.

Net revenues for the fiscal 2005 third quarter were $49.6 million, an increase of 22% as compared to $40.7 million in the fiscal 2004 third quarter, and represent the highest quarterly net revenues in Tier’s history.

Net income per diluted share was $0.09 in the fiscal 2005 third quarter, an increase of 80% as compared to net income per diluted share of $0.05 in the same period a year ago which included restructuring and other charges of $1.8 million.

Cash, cash equivalents and investments on June 30, 2005 totaled $56.9 million, and increased approximately $500,000 sequentially as compared to $56.4 million on March 31, 2005.

James R. Weaver, Chairman and Chief Executive Officer stated, “Tier’s business is strong as evidenced by our 22% year over year revenue growth. Our Electronic Payment Processing (EPP) business performed particularly well, posting 40% year over year revenue growth, of which 31% was organic growth, driven primarily by increased adoption of our services during the very successful recently completed federal tax payments processing season. We were very pleased to announce in the quarter that the IRS has renewed our contract for another year, as well as expanded our agreement to include several types of business taxes.”

Mr. Weaver continued, “Revenue in our Government Business Process Outsourcing business grew 8% year over year (8% organic growth), helped by our successful implementation of the Michigan Child Support State Disbursement Unit, the largest contract in Tier’s history. This operation is now online and contributing as expected. Additionally, we’ve received several contract renewals or extensions in this business unit, and we were honored to again be recommended to provide Financial Institution Data Match (FIDM) services to the Multi-State FIDM Alliance. Tier has provided these services since the inception of the Alliance.”

“The Packaged Software and Systems Integration (PSSI) business unit posted 11% year over year growth, but declined 11% on an organic basis resulting primarily from the shift of a sales pipeline opportunity. Despite this, we are seeing a return to IT spending in our state government clients consistent with the recent research suggesting states experienced the strongest first-quarter state tax revenue growth since 1991. Our Unemployment Insurance Administration Systems practice is a member of a team that recently received a notice of intent to award a significant state unemployment insurance systems modernization contract. And although we referenced the shift of PSSI pipeline opportunities as a factor in our recently revised financial outlook, the majority of the financial impact in the third quarter was due to factors unrelated to business unit performance,” stated Mr. Weaver.

“In summary, I feel more confident and optimistic about Tier’s current business and future prospects than at any time since becoming CEO. I believe the actions we’ve taken, and the initiatives we’ve put in place over the last 18 months to reshape Tier, are beginning to have a measurable positive impact that we expect to accelerate in our next fiscal year. We’ve recently announced strategically important wins and partnerships, and we expect to have additional good news to share in the future. Our transaction processing business segments are experiencing revenue growth, and we are seeing a return to IT spending in state and local governments as tax revenues grow. We’re attracting high quality talent, and bringing the right people onboard to strengthen our team. And finally, with $56.9 million in cash, cash equivalents and investments, and almost no debt, we have the financial strength to continue to grow Tier,” Mr. Weaver concluded.

Financial Outlook

For the fiscal year 2005, Tier currently expects revenues of between $147.0 million to $149.0 million, and earnings per diluted share of $0.10 to $0.11.

These amounts represent management’s current expectations about the company’s future financial performance based on information available at this time.

Conference Call

Tier will host a conference call today at 5:30 p.m. Eastern Time to discuss today’s results and financial outlook. To access the conference call, please dial (800) 399-0129. The conference call will also be broadcast live via the Internet at www.Tier.com. A replay will be available at www.Tier.com or by calling (800) 642-1687 and entering 7995322 from two hours after the end of the call until 11:59 p.m. Eastern Time on August 11, 2005.

About Tier

Tier is a leading provider of transaction processing and packaged software and systems integration services for public sector clients. We combine our understanding of enterprise-wide systems with domain knowledge enabling our clients to rapidly channel emerging technologies into their operations. We focus on sectors that we believe are driven by forces that make demand for our services less discretionary and are likely to provide us with recurring long-term revenue streams. More information about the Company is available at www.Tier.com.

Statements made in this press release that are not historical facts, including statements regarding expectations for future revenues, earnings, and expenses, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; failure to achieve anticipated gross margin levels with respect to individual projects, including due to unanticipated costs incurred in fixed-price or transaction-based projects; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities and achieve cost savings from its restructuring activities; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended Sept. 30, 2004, our most recent quarterly report on Form 10-Q for the quarter ended March 31, 2005, as well as other filings with the SEC.

(Financial tables follow)

TIER TECHNOLOGIES, INC.

Consolidated Balance Sheets

(in thousands)	June 30, 2005	September 30, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,425	$30,993
Investments in marketable securities	34,469	35,225
Accounts receivable, net	18,690	16,091
Unbilled receivables	7,880	5,046
Short-term portion of notes and accrued interest receivable from related parties	484	405
Prepaid expenses and other current assets	7,469	6,699

Total current assets	91,417	95,459
Property, equipment and software (net of $21,935 and $22,941 depreciation and amortization at June 30, 2005 and September 30, 2004, respectively)	13,480	7,158
Long-term notes and accrued interest receivable from related parties, less current portion	2,255	2,001
Goodwill	40,594	37,824
Other acquired intangible assets, net	27,226	30,761
Restricted investments	3,329	3,329
Investment in unconsolidated affiliate	674	—
Other assets	1,738	1,937

Total assets	$180,713	$177,469

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,661	$2,626
Income taxes payable	7,252	7,007
Accrued compensation liabilities	5,480	4,623
Accrued subcontractor expenses	3,545	2,478
Other accrued liabilities	7,187	7,501
Deferred income	4,975	5,269
Other current liabilities	113	228

Total current liabilities	30,213	29,732
Other liabilities	2,065	1,787

Total liabilities	32,278	31,519

Commitments and contingencies
Shareholders’ equity:
Common stock, no par value (Class B stock authorized: 42,600 shares; Class B stock issued and outstanding: 20,373 and 20,324 shares at June 30, 2005 and September 30, 2004, respectively)	172,510	172,136
Notes receivable from shareholders	(1,773)	(1,773)
Accumulated other comprehensive loss	(43)	(258)
Accumulated deficit	(22,259)	(24,155)

Total shareholders’ equity	148,435	145,950

Total liabilities and shareholders’ equity	$180,713	$177,469

TIER TECHNOLOGIES, INC.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except per share data)	2005	2004	2005	2004
Net revenues	$49,649	$40,733	$116,605	$96,902
Costs and expenses:
Direct costs	35,521	28,111	80,465	65,479
General and administrative	7,445	6,951	21,196	19,543
Selling and marketing	3,161	2,003	8,753	5,136
Depreciation and amortization	1,504	1,160	4,624	3,398
Restructuring and other charges	—	1,847	—	3,108

Total costs and expenses	47,631	40,072	115,038	96,664

Income before other income (loss), income taxes and loss from discontinued operations	2,018	661	1,567	238

Other income (loss):
Equity in net loss of unconsolidated affiliate	(110)	—	(362)	—
Realized loss on impairment of investments	(494)	—	(494)	—
Net interest income	479	305	1,377	875

Total other income	(125)	305	521	875

Income before income taxes and discontinued operations	1,893	966	2,088	1,113
Provision for income taxes	172	35	192	105

Net income from continuing operations	1,721	931	1,896	1,008
Loss from discontinued operations, net of income taxes	—	(17)	—	(1,418)

Net income (loss)	$1,721	$914	$1,896	$(410)

Income from continuing operations, net of income taxes:
Per basic share	$0.09	$0.05	$0.10	$0.05
Per diluted share	$0.09	$0.05	$0.10	$0.05
Income (loss) from discontinued operations, net of income taxes:
Per basic share	$—	$—	$—	$(0.08)
Per diluted share	$—	$—	$—	$(0.07)
Net income (loss):
Per basic share	$0.09	$0.05	$0.10	$(0.02)
Per diluted share	$0.09	$0.05	$0.10	$(0.02)
Shares used in computing:
Basic income (loss) per share	19,477	19,030	19,463	18,846
Diluted income (loss) per share	19,578	19,513	19,580	19,229

TIER TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended June 30,
(in thousands)	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	$1,896	$1,008
Non-cash items included in net income:
Depreciation and amortization	6,579	5,081
Recognized loss on impairment of investments	494	—
Goodwill and other assets impairment charge	—	571
Stock options revision charge	—	552
Provision for doubtful accounts	689	482
Recognized loss from forgiveness of employees’ notes	34	8
Equity loss in 45%-owned unconsolidated affiliate	362	—
Net effect of changes in assets and liabilities:
Accounts receivable	(3,288)	4,891
Prepaid expenses and other assets	(3,774)	(1,003)
Accounts payable and accrued liabilities	952	8,692
Deferred revenue	(294)	(906)

Net cash from continuing operations provided by operating activities	3,650	19,376

CASH FLOWS FROM INVESTING ACTIVITIES:
Maturities and sales of available-for-sale securities	32,013	84,120
Purchases of available-for-sale securities	(31,671)	(103,638)
Business combinations, net of cash acquired	—	(15,613)
Purchase of equipment and software	(8,832)	(2,605)
Investment in subsidiaries and unconsolidated affiliate	(4,000)	—
Other	135	27

Net cash from continuing operations used in investing activities	(12,355)	(37,709)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under bank line of credit	—	2,200
Repayments under bank line of credit	—	(2,200)
Net proceeds from issuance of Class B common stock	295	1,826
Capital lease obligations and other financing arrangements	(64)	(113)

Net cash from continuing operations provided by financing activities	231	1,713

Net cash used in continuing operations	(8,474)	(16,620)
Net cash (used in) provided by discontinued operations	(94)	248

Net decrease in cash and cash equivalents	(8,568)	(16,372)
Cash and cash equivalents at beginning of period	30,993	26,178

Cash and cash equivalents at end of period	$22,425	$9,806

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$43	$37
Income taxes refunded, net	$(41)	$(7,022)
Supplemental disclosures of non-cash transactions:
Equipment acquired under capital lease obligations and other financing arrangements	$40	$—
Common Stock issued in lieu of acquisition cost for investment	$79	$—
Conversion of Class A common stock to Class B Common stock	$—	$761
Class B common stock issued in business combination	$—	$4,447